Exhibit 10.1
FORM
OF
AMENDMENT
TO
SEVERANCE AGREEMENT
This Amendment to Severance Agreement (“Amendment”) dated as of December  _____, 2010 is made and entered into by and between DiamondRock Hospitality Company, a Maryland corporation (the “Company”), and [Name of Executive] (the “Executive”).
WHEREAS, the Company and the Executive are parties to a Severance Agreement dated as of [Date] (the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement in light of additional guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended;
WHEREAS, the Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company; and
WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:
1. The first sentence of the second paragraph of Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:
“None of the benefits described in this Section 3 (other than Accrued Salary) will be payable unless the Executive has signed a general release which has become irrevocable within 90 days after the Date of Termination, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the DiamondRock Group, its affiliates including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.”
2. The second sentence of Section 3(a)(ii) is hereby deleted and replaced in its entirety with the following:
“In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.”

3. The last sentence of Section 3(a)(v) is hereby deleted and replaced in its entirety with the following:
“The Gross-Up Payment, if any, shall be paid to the relevant tax authority as withholding taxes on behalf of the Executive at such time or times as the Excise Tax is due.
4. Each of Sections 3(b)(i), 3(b)(ii), 3(c)(i) and 3(d)(i) is hereby amended by adding the following immediately prior to the semi-colon at the end thereof:
“to be paid within 90 days after the Date of Termination, provided, however, that if such 90 day period spans two calendar years, the amount shall be paid in the second calendar year”
5. Section 8(a) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the REIT determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the

Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The REIT makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”
6. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.
7. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to Severance Agreement as of the day and year first above written.

DIAMONDROCK HOSPITALITY COMPANY
By:
Its:

EXECUTIVE

Name:

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